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                                                                  EXHIBIT 10.10

                                      AGREEMENT


             FOR THE PURCHASE OF INVENTORIES, INDUSTRIAL PROPERTY RIGHTS
                         AND CERTAIN OTHER RIGHTS AND ASSETS


                                       between

Attorney Bernhard Hembach (the "ADMINISTRATOR"), acting as court-appointed Administrator in Bankruptcy (Konkursverwalter) for and on behalf of

1.    Escom AG, Burgstrasse 27-31, 44867 Bochum ("ESCOM") and

2.    Amiga Technologies GmbH, Berliner Ring 89, 64625 Bensheim ("AMIGA")


                                         and

VIScorp Acquisitions Inc., a stock corporation pursuant to the laws of Delaware, represented by its President, William H. Buck, with its principal place of business located at 111 N. Canal Street, Chicago, Illinois 60606 USA ("VISCORP").


                                          I.
                                       PREAMBLE

1.1 Escom and Amiga filed an application for the opening of bankruptcy proceedings on July 15th, 1996 with the Magistrate's Court in Bensheim, the latter being the competent bankruptcy court for both bankrupt companies, Escom and Amiga (the "BANKRUPTCY COURT"). The bankruptcy proceedings were opened by resolutions of the Bankruptcy Court at 16:30 hours on July 15th, 1996. In the resolution, Attorney Bernhard Hembach was appointed to the office of Administrator of both the Escom and Amiga bankruptcy estates. The respective resolutions of the Bankruptcy Court are attached hereto as EXHIBIT 1 hereto.

1.2 VIScorp wishes to purchase certain rights and assets from the Administrator consisting of inventories and industrial property rights and other rights pursuant to the terms and conditions of the following Agreement.


                                         II.
              INVENTORIES OF THE ESCOM GROUP TO BE PURCHASED BY VISCORP

2.1 Subject to the terms set forth herein, the Administrator herewith sells and conveys and VIScorp agrees to purchase the inventories (the "INVENTORIES") held by the Administrator which are located at certain warehouses listed in EXHIBIT 2 together with respective listings of items and quantities in the inventory schedules likewise set forth in EXHIBIT 2 of this Agreement.


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2.2   The Administrator shall release and deliver the Inventories to VIScorp upon presentation of an irrevocable first demand guarantee in the amount of maximum twenty million U.S. Dollars ($20,000,000) more fully described in Article 5.4 hereof (the "BANK GUARANTEE"), such presentation by VIScorp to take place as soon as possible after execution of this Agreement. The delivery of the Inventories for the purposes of German law shall take the form of an assignment of the respective warehousing and storage contracts for the Inventories from the Administrator to VIScorp, or if portions of the inventories are held in the possession of the Administrator, he shall hold such inventories for VIScorp free of charge until actual delivery. To the extent the inventories are located abroad and foreign law requires further acts and measures to effect valid transfer of title, the parties agree to undertake such acts and measures.

2.3 The Administrator agrees to place at the disposal of VIScorp as soon as possible after delivery of the Inventories all purchase documentation, including purchase orders placed by Administrator with suppliers, order confirmations and other related purchase correspondence, in such form and completeness as to enable VIScorp to assert, INTER ALIA, any warranty rights against the respective suppliers. Administrator herewith assigns all rights and claims, in particular, warranty claims against the respective suppliers relating to the Inventories purchased pursuant hereto and VIScorp accepts such assignment.

2.4 Purchase and delivery of the Inventories pursuant to this Article II shall be free of any rights of third parties, in particular, any liens or other security interests held by third parties. The Administrator disclaims any warranties pursuant to sections 459 et seq. BGB.


                                         III.
                       ASSIGNMENT OF INDUSTRIAL PROPERTY RIGHTS

3.1 Subject to the terms set forth herein, the Administrator hereby sells and assigns certain industrial property rights to Escom to VIScorp, such rights to include all patent and trademark rights, including related copyrights, acquired by Escom from the former Commodore International Ltd. and any of its affiliates. Excepted herefrom is the trademark "Commodore". Such rights shall include any rights currently registered in the name of Escom and any rights to which Escom or any of its affiliates have already acquired commercial ownership, but which have not yet been recorded in the respective patent or trademark register as being in title ownership of Escom (the "INDUSTRIAL PROPERTY RIGHTS"). These rights have been set forth in EXHIBIT 3 HEREOF.

3.2 The parties agree to execute as soon as reasonably possible following the presentation of the Bank Guarantee more fully described in Article 5.4 below all instruments of assignment necessary in order to effect the change of ownership registration for the Industrial Property Rights in the respective rolls of the German Patent Office and other national, foreign and international patent and trademark registers.

3.3 Administrator agrees to render any additional declarations and to undertake any further measures necessary following the execution of this Agreement in order to effect the


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      change of ownership registration for the Industrial Property Rights with domestic, foreign and international industrial property registers. VIScorp shall bear all costs in connection herewith.

3.4 To the extent the Industrial Property Rights contain copyrights pursuant to German law, Administrator agrees to grant VIScorp an exclusive, irrevocable, perpetual and worldwide license to use and to sub-license such copyrights. The grant of such license shall be evidenced by a written exclusive license agreement to be executed by the parties as soon as possible following the execution of this Agreement. The consideration to be paid for the grant of such license shall be a one-time, lump-sum payment to be included in the purchase price for the Industrial Property Rights set forth in this Article III.

3.5 As soon as possible following the posting of the Bank Guarantee pursuant to Article 2.2 above, the Administrator shall deliver, or procure the delivery of all documents including existing drawings and technical documentation relating to the Industrial Property Rights assigned pursuant to this Article III.

3.6 The purchase and assignment of the Industrial Property Rights pursuant to this Article III shall be free of any rights of third parties, in particular, any liens or security interests held by third parties. The Administrator disclaims all warranties pursuant to sections 459 et seq.


                                         IV.
                            NOVATION OF CERTAIN AGREEMENTS

4.1 Simultaneously with the posting of the Bank Guarantee pursuant to Article II above, VIScorp shall assume certain contracts, license agreements, agreements and binding sales orders of Amiga listed in EXHIBIT 4 hereof. To the extent any contracting party of Amiga refuses to provide consent to the assignment of any contract or order to VIScorp, such contract or order shall remain with Administrator and shall not transfer to VIScorp. In this event, VIScorp shall be entitled to an adjustment of the purchase price in an amount which corresponds to the commercial value of the unassigned contract or sales order.

4.2 To the extent security deposits or other forms of credit are held for the account of the Administrator with regard to the contracts, license agreements and binding sales orders to be transferred to VIScorp, such deposits and credits shall transfer to the account of VIScorp. The consideration for such transfer is contained in the purchase price set forth in Article V hereof.


                                          V.
                      PURCHASE PRICE; POSTING OF BANK GUARANTEE

5.1 The purchase price for the Inventories and the Industrial Property Rights (the "PURCHASE PRICE") described in Articles II and III hereof shall be allocated as follows:


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      5.1.1   Inventories (Exhibit 2)                      $10,000,000.00

      5.1.2   Industrial Property Rights (Exhibit 3)       $10,000,000.00
                                                           --------------
              Total                                        $20,000,000.00

5.2 The amount of the purchase price allocated to Inventories shall be reduced by the costs and disbursements set forth in EXHIBIT 5 hereof and shall be deducted from the second and third installments of the Purchase Price in accordance with the payment schedule contained in Article VI hereof.

5.3 Value added tax, to the extent incurred, shall be deemed in addition to the Purchase Price set forth in Article 5.1.

5.4 In order to secure payment of the Purchase Price, VIScorp shall post as soon as possible following the execution of this Agreement an irrevocable first demand bank guarantee, limited to a specific term of six months. This bank guarantee shall be issued to the Administrator in an amount of maximum twenty million U.S. Dollars ($20,000,000.00) (the "BANK GUARANTEE"). VIScorp agrees to post the aforementioned Bank Guarantee by no later than thirty (30) days following the execution of this agreement. If this Bank Guarantee is not posted by VIScorp prior to expiration of this deadline, the Administrator shall be entitled to rescind this agreement. In this case, all claims for damages shall be waived.


                                         VI.
                 PAYMENT OF THE PURCHASE PRICE; CONDITIONS PRECEDENT

6.1   PAYMENT OF THE FIRST INSTALLMENT OF THE PURCHASE PRICE

      By no later than thirty (30) days following the presentation of the Bank Guarantee and the submission of a corresponding invoice by Administrator, VIScorp agrees to pay Administrator the first installment of the Purchase Price totalling ten million dollars ($10,000,000). For internal accounting and VAT purposes, such amount shall be deemed to constitute payment for the Industrial Property Rights pursuant to Article III hereof.

6.1.1 Condition Precedent to Payment.

      As a condition precedent to VIScorp's obligation to pay the first installment of the Purchase Price, Administrator shall submit an original opinion letter bearing the date of the presentation of the Bank Guarantee from Patent Attorneys Fuchs, Luderschmidt & Partner, Wiesbaden, which confirms that the Industrial Property Rights purchased by VIScorp are currently registered and in good standing and are not the subject of cancellation or annulment proceedings nor that such proceedings have been threatened by any third party. In addition, the patent attorneys will confirm that any Industrial Property Rights not already registered in the name of Escom are currently on application

                                         -4-

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      for assignment to Escom and that they have no knowledge of any hindrances or other impediments which would prevent transfer of the registration to Escom.

      In the event Administrator is unable to submit the above opinion letter containing the stated confirmations on the date the first installment payment becomes due, VIScorp and the Administrator shall be entitled to issue the other party written notice of its intention to rescind this Agreement and such rescission shall become effective upon expiration of fourteen (14) days following receipt of the notice by the other party.

6.2   THE SECOND INSTALLMENT OF THE PURCHASE PRICE.

      The second installment of the Purchase Price in the amount five million US Dollars ($5,000,000), in addition to VAT at the currently governing rate, reduced, however, by the deductions set forth in EXHIBIT 5 hereof, shall be due and payable thirty (30) days following the payment of the first installment of the Purchase Price pursuant to Article 6.1 above against submission of a corresponding invoice.

6.3   THE THIRD INSTALLMENT OF THE PURCHASE PRICE.

      The third installment in the amount of five million U.S. Dollars ($5,000,000), in addition to VAT at the currently governing rate, reduced, however, by any remaining deductions not covered by the second installment shall be due and payable thirty (30) days following the payment of the second installment of the Purchase Price pursuant to
      Article 6.2 above against submission of a corresponding invoice.

6.4 Administrator agrees to return the Bank Guarantee to the issuing bank immediately upon receipt of the third installment payment set forth above.


                                         VII.
                                      WARRANTIES

7.1 Administrator represents and warrants that he possesses all requisite rights of disposition and powers to dispose of the Inventories (Article II.) and the Industrial Property Rights (Article III.) constituting the subject matter of this Agreement and to effect the assignment of contracts, license contracts and binding sales orders orders (Article
      IV). Moreover, Administrator represents and warrants that, except with regard to the assets listed in ANNEX 5 hereof, at the time of transfer of ownership of the foregoing assets to VIScorp, no liens, security interests or other form of creditor rights exist with regard to the Inventories and the Industrial Property Rights which would hinder the transfer of clear and uncontested title to VIScorp. The Assets listed in ANNEX 5 shall be released by the Administrator against payment of the release sums by VIScorp. The payment of the release sums shall be directly regulated between VIScorp and the third party having rights in such assets.


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7.2   Administrator has stated to VIScorp that he has notified the Creditor
      Pool of Escom and Amiga regarding the subject matter of this Agreement and the dispositions effected herein and that the Creditor Pool has approved the transactions set forth in this Agreement.


                                        VIII.
                                     LIABILITIES

8.1 In the event of breach of any of the warranties and representations set forth in Article VII above, VIScorp shall be entitled to reduce the Purchase Price in an amount which represents the fair value of the lost benefit of the Agreement to VIScorp. In accordance therewith, VIScorp shall be entitled to deduct such amount from any unpaid portion of the Purchase Price.

8.2 VIScorp shall have the right to rescind this Agreement, if, prior to the payment of the third installment of the Purchase Price pursuant to
      Article 6.3 above, the validity or fulfillment of this Agreement shall be challenged or hindered by any third party in such a manner as to significantly endanger the fulfillment of this Agreement in the manner contemplated herein. In this case, VIScorp shall exercise its right to rescind this Agreement by declaration to the Administrator to be received by him no later than thirty (30) days following the date upon which the third installment payment becomes due.


                                         IX.
                                    MISCELLANEOUS

9.1 All Exhibits to this Agreement constitute material components hereof and shall be deemed incorporated into the body of this Agreement by reference.

9.2 This Agreement shall be subject to German law. The courts in Frankfurt shall have exclusive jurisdiction over any disputes arising from or in connection with this agreement.

9.3 If any individual provision of this Agreement is or becomes invalid or unenforceable, the validity of the remaining provisions shall remain unaffected. The parties shall be obligated in this case to replace the invalid provision with a valid and enforceable one, the content of which most closely approximates the commercial purpose of the invalid provision.

9.4 In case provision of this Agreement require interpretation or amendment, the provisions shall be interpreted or amended in a manner most closely approximating the spirit, content, and purpose of this Agreement. In this regard, the parties shall agree on a provision on which they would have agreed at the time of the execution of this agreement if they had realized the need to interpret or amend the agreement. The same shall apply in the event of any omissions.


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9.5   The Parties have executed an English translation of this agreement which has been translated by a court-sworn translator. The German language version of this agreement, however, shall govern.

Date:

Place:


      Administrator                              VIScorp

------------------------------    --------------------------------------------


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AMIGA
Inventory Report

                                         -8-

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1)    INVENTORY

 LOCATION                      MATERIAL             PAYMENT TO RELEASE MATERIAL

                                                        DEM                 USD
                                                              conv. rate: 1.527

 Bordeaux                      A1200 RM        1,178,324.10          771,659.55
 SOLECTRON                 Raw Material                 DEM                 USD
                         10,458,315 DEM


 Philadelphia                 A4000T RM      145,065.00 DEM       95,000.00 USD
 QUIKPAK                  3,913,910 DEM

 Papendrecht                 Components       11,511.46 DEM        7,538.61 USD
 KUEHNE & NAGEL          11,110,239 DEM

 Weinheim                      Cabinets        6,300.00 DEM        4,125.74 USD
                            265,347 DEM

 Braunschweig                    Spares
 STREIFF                 Finished Goods       11,256.11 DEM        7,371.39 USD
 WANDT                   26,477,768 DEM       78,531.82 DEM       51,428.82 USD

 Verrieref le Buisson     CD ROM Drives
 ARCHUS                                       97,016.72 DEM       63,534.20 USD

 2) INTELLECTUAL PROPERTY

 Wiesbaden                                    90,207.94 DEM       59,075.27 USD
 PATENT LAWYER

 Jena                                        410,900.98 DEM      289,090.36 USD
 MAZet
 Documentation

 TOTAL                                     2,029,113.90 DEM    1,328,823.90 USD


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